Exhibit 99.1

Contact:
Patriot National Bank	Christopher D. Maher	Robert F. O’Connell
900 Bedford Street	President & CEO	Sr. EVP & CFO
Stamford, CT 06901	203 251-8265	203 324-7500
Patriot National Bancorp Reports Second Quarter 2011 Results
Quarter Highlighted by Completion of Operational Restructuring and Continued Improvement of Asset Quality
Stamford, Connecticut — August 17, 2011, Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK,” “Patriot”), the parent of Patriot National Bank (“Bank”), today reported a loss of $7.2 million, or $0.19 loss per share, in the second quarter of 2011 compared to a net loss of $9.0 million, or $0.23 loss per share, in the first quarter of 2011 and a net loss of $1.4 million, or $0.29 loss per share, in the second quarter a year ago. This figure includes more than $4.0 million of one-time restructuring charges and non-recurring expenses associated with new management’s turnaround plan.
“Our 180-day Recovery Plan was aimed at restoring health and stability to the organization and to reverse a negative earnings trend. The execution of this phase of the Plan is complete and all associated charges were recorded by the end of the second quarter, positioning Patriot to return to profitability,” said Michael Carrazza, Chairman of the Board. In the first six months of the year Patriot reported a net loss of $16.2 million, or $0.42 loss per share, compared to a net loss of $4.5 million, or $0.95 loss per share in the first six months of 2010. Per share figures for this year reflect the 33.6 million shares issued in connection with Patriot’s control recapitalization in October 15, 2010.
“The broad scope of our turnaround plan led to substantial improvements in management, credit quality and the net interest margin, and will lead to a reduction in operating expenses. Further, the combination of improvements in business operations, tighter liquidity control and a shift back to loan growth is resulting in higher net interest margin and increased profitability,” said Carrazza.
Key highlights of the recovery plan included reducing non-performing assets, right-sizing the balance sheet, reducing cost of deposits, consolidating four branch locations, reducing expenses and redeploying excess liquidity into short-duration earnings assets.
Second Quarter 2011 Highlights:
•	Consolidated four branch locations creating a $1.6 million reduction in overhead costs annually.
•	Non-performing loans decreased to $26.7 million, or 5.8% of total loans, compared to $32.5 million, or 6.8% of total loans three months earlier.
•	Non-performing assets were down 9% from the preceding quarter and down 73% from a year ago to $30.3 million at June 30, 2011.
•	Loans on nonaccrual decreased $5.8 million, or 17.8%, compared to March 31, 2011.

PNBK 2Q11 Results
August 17, 2011
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Second quarter net interest margin improved to 3.16%, compared to 2.86% in the preceding quarter and 3.12% in the second quarter a year ago. The net interest margin expansion is due to deployment of excess liquidity and checking account growth.

•	Balances in checking accounts grew 21% in the first six months of 2011 as compared to December 31, 2010, or 42% annualized.
•	Total Capital to Risk Weighted Assets of 16.27% for Patriot and 15.68% for the Bank.
Asset Quality
The loan loss provision in the second quarter of 2011 was $1.5 million compared to $7.0 million in the preceding quarter and $512,000 in the second quarter a year ago. The overall second quarter provision relates primarily to only two credits and doesn’t represent continued deterioration in the overall loan portfolio. The loan loss provision in the first half of the year was $8.5 million compared to $1.2 million in the first half of 2010. $6.0 million of the first quarter provision relates to the bulk sale of loans.
Non-performing loans decreased 17.8% to $26.7 million, or 5.8% of gross loans at June 30, 2011, compared to $32.5 million, or 6.8% of gross loans at March 31, 2011, and $103.9 million, or 16.8% of gross loans, a year earlier. Primarily because the Bank foreclosed on one loan that had been written down to $2.7 million, other real estate owned properties (OREO) increased to $3.6 million at June 30, 2011 compared to $950,000 at March 31, 2011 and $6.7 million a year earlier. Non-performing assets, which consist of non-accrual loans and OREO, declined to $30.3 million at June 30, 2011, compared to $33.5 million at March 31, 2011, and $110.6 million at June 30, 2010.
“We continue to make progress in reducing non-performing assets, with total non-performing assets down 9% from the prior quarter and 73% below the same quarter last year,” said Christopher Maher, President and Chief Executive Officer. “The quarter ended June 30, 2011 is the seventh consecutive quarter during which total non-performing assets declined.”
The $26.7 million of non-accrual loans at June 30, 2011 is comprised of exposure to 27 borrowers, for which a specific reserve of $2.7 million has been established. Of these loans, borrowers on 11 loans with aggregate balances of $8.6 million continue to make payments and these loans are current on payments within one month of schedule.
At June 30, 2011, the allowance for loan losses totaled $11.4 million, or 2.46% of gross loans, compared to $12.2 million, or 2.55% of gross loans three months earlier and $14.0 million, or 2.26% of gross loans a year ago.
Balance Sheet Review
Total assets decreased to $648.2 million at June 30, 2011, compared with $709.7 million at March 31, 2011, and $816.5 million a year earlier. The continued strategy to reduce concentrations in high risk construction and commercial real estate loans resulted in a decrease in the loan portfolio to $452.0 million at June 30, 2011, from $466.9 million at March 31, 2011, and $604.0 million at June 30, 2010. “The loan pipeline totaled $83.5 million as of June 30, 2011 as we are seeing renewed confidence on the part of customers,” Maher added.

PNBK 2Q11 Results
August 17, 2011
Total deposits decreased to $524.5 million at June 30, 2011, compared with $581.3 million at March 31, 2011, and $715.2 million at June 30, 2010. Most of the decrease in deposits is the result of Patriot’s planned strategy to reduce rate sensitive deposits through a series of interest rate reductions, resulting in a lower cost of funds and improved spreads. As a result, during 2011 certificates of deposit decreased by $112.9 million, or 26%. During the same time period, non-interest bearing deposits grew by 21% due to increased activity with corporate customers.
Despite the aggregate decrease in deposits, Patriot National Bank continues to maintain a healthy liquidity position.
Income Statement Review
Second quarter net interest income was $5.0 million, compared to $5.9 million in the second quarter a year ago. Patriot’s interest income decreased by 24% compared to the second quarter a year ago as a result of lower average outstanding loan balances and high levels of overnight liquidity. Interest expense decreased by 40% compared to the second quarter a year ago, primarily due to the reduction of total deposits and substantially lower interest rates paid on existing deposits. In the first six months of 2011, net interest income was $10.0 million compared to $11.9 million in the first six months of 2010.
The net interest margin in the second quarter of 2011 increased to 3.16%, compared to 2.86% in the preceding quarter and 3.12% in the second quarter a year ago. The increase during the quarter was due to deployment of excess liquidity and checking account growth. The improved net interest margin during the quarter was the result of using excess liquidity to purchase approximately $52 million of available for sale securities, consisting primarily of adjustable rate agency mortgage backed securities. The instruments provide increased spreads in excess of 200 basis points over yields on overnight investments and are of short duration. Cash flow coming from the mortgage backed securities portfolio will be used to fund future loan growth at higher yields. In the first six months of the year the net interest margin was 3.00% compared to 3.11% in the same period a year earlier.
Second quarter non-interest income increased 27% to $710,000 compared to $561,000 for the second quarter of 2010, primarily due to $111,000 in interest received from federal tax refunds and $80,000 from the gain on sale of loans. For the first six months of the year, non-interest income increased 18% to $1.3 million compared to $1.1 million for the first six months of 2010.
Non-interest expenses were $11.4 million in the second quarter of 2011, compared to $7.3 million in the second quarter a year ago. Year-to-date, non-interest expenses were $19.0 million compared to $16.1 million in the same period a year earlier. “In addition to restructuring expenses, the second quarter operating loss was driven by a high level of non-recurring expenses related to activities that will not recur in future quarters. Other factors contributing to the higher expense level during the second quarter were an increase in OREO related expenses and costs related to I.T. initiatives,” said Maher.

PNBK 2Q11 Results
August 17, 2011
Capital
Total stockholders’ equity was $51.3 million at June 30, 2011, compared to $31.6 million a year earlier. Tangible book value was $1.34 per share at June 30, 2011, compared to $1.52 per share at March 31, 2011.
The capital ratios at June 30, 2011 for Patriot National Bancorp, Inc. and Patriot National Bank were:

	Patriot National	Patriot National	Well Capitalized
	Bancorp, Inc.	Bank	Requirement

Total Capital (to Risk Weighted Assets)	16.27%	15.68%	10.00%
Tier 1 Capital (to Risk Weighted Assets)	14.85%	14.25%	6.00%
Tier 1 Capital (to Average Assets)	8.53%	8.18%	5.00%
About the Company
Patriot National Bank is headquartered in Stamford, Connecticut and currently has 15 full service branches, 12 in Connecticut and three in New York. It also has a loan production office in Stamford, CT.

PNBK 2Q11 Results
August 17, 2011

Financial Highlights (unaudited)	Three Months Ended			Six Months Ended
Dollars in thousands, except per share	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Total interest and dividend income	$7,167	$7,367	$9,407	$14,533	$19,098
Total interest expense	2,126	2,431	3,520	4,556	7,202

Net interest income	5,041	4,936	5,887	9,977	11,896
Provision for loan losses	1,483	6,982	512	8,464	1,239

Net interest income after provision for loan losses	3,558	(2,046)	5,375	1,513	10,657
Noninterest income	711	583	561	1,293	1,099
Noninterest expense	11,444	7,520	7,336	18,964	16,063

Loss before income taxes	(7,175)	(8,983)	(1,400)	(16,158)	(4,307)
Provision for income taxes	—	—	—	—	225

Net loss	$(7,175)	$(8,983)	$(1,400)	$(16,158)	$(4,532)

Basic and diluted loss per share	$(0.19)	$(0.23)	$(0.29)	$(0.42)	$(0.95)

Average shares outstanding	38,362,727	38,362,727	4,762,727	38,362,727	4,762,727

Net interest margin	3.16%	2.86%	3.12%	3.00%	3.11%

	June 30, 2011	March 31, 2011	June 30, 2010
Loans at period end	$451,981	$466,869	$603,965
Deposits at period end	$524,505	$581,283	$715,243
Assets at period end	$648,206	$709,714	$816,470

Shares outstanding	38,362,727	38,362,727	4,762,727

Book Value per Share (1)	$1.34	$1.52	$6.63
Tangible Book Value per Share (2)	$1.34	$1.52	$6.62

(1)	Book value per share represents shareholders’ equity divided by outstanding shares.

(2)	Tangible book value per share represents shareholders’ equity less intangible assets divided by outstanding shares.
Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Bancorp undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010.

Note:	Transmitted on GlobeNewswire on August 17, 2011 at 8:00 a.m. EDT.